Exhibit 99.1

MEDIA CONTACT:	ANALYSTS CONTACT:
Pat Hemlepp	Julie Sloat
Director, Corporate Media Relations	Vice President, Investor Relations
614/716-1620	614/716-2885

FOR IMMEDIATE RELEASE

AEP REPORTS 2005 FOURTH-QUARTER AND YEAR-END EARNINGS

•	2005 year-end earnings: GAAP $2.09 per share, ongoing $2.73 per share
•	2005 fourth-quarter earnings: GAAP ($0.38) per share, ongoing $0.29 per share
•	Strategy, expertise help company benefit from favorable weather, minimize fuel delivery issues and boost ongoing earnings
•	Pending decision on Texas stranded cost true-up reduces GAAP earnings

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	Fourth quarter ended Dec. 31			Year ended Dec. 31

	2004	2005	Variance	2004	2005	Variance

Revenue ($ in billions)	3.5	2.9	(0.6)	14.1	11.9	(2.2)
Earnings ($ in millions):
GAAP	177	(149)	(326)	1,089	814	(275)
Ongoing	167	115	(52)	924	1,063	139
EPS ($):
GAAP	0.45	(0.38)	(0.83)	2.75	2.09	(0.66)
Ongoing	0.42	0.29	(0.13)	2.33	2.73	0.40

EPS based on 396mm shares Q4 2004, 394mm in Q4 2005, 396mm in 12 mo. 2004 and 390mm in 12 mo. 2005

COLUMBUS, Ohio, Feb. 1, 2006 – American Electric Power (NYSE: AEP) today reported 2005 year-end earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $814 million, or $2.09 per share, compared with $1.089 billion, or $2.75 per share, for 2004.

          Ongoing earnings (earnings excluding special items) for 2005 were $1.063 billion, or $2.73 per share, compared with $924 million, or $2.33 per share, for 2004.

          GAAP earnings for the fourth quarter of 2005 were a loss of $149 million, or a loss of $0.38 per share, compared with income of $177 million, or $0.45 per share, in the fourth quarter of 2004.  Ongoing earnings for fourth-quarter 2005 were $115 million, or $0.29 per share, compared with $167 million, or $0.42 per share, in fourth-quarter 2004.

          GAAP earnings were lower than ongoing earnings for the quarter and year primarily because of one-time charges related to AEP Texas Central Company and the stranded cost true-up deliberations by the Public Utility Commission of Texas.  The one-time charges totaled $279 million for the year, with $261 million of that total recorded in the fourth quarter.  AEP believes the Texas commission has substantially completed its deliberations on the Texas Central Company’s true-up application filed in May 2005.  Based on the company’s understanding of commission deliberations during public meetings held to discuss the application, the company anticipates that the commission will issue an order in February that will reduce the amount requested in Texas Central Company’s true-up application.  As a result, Texas Central Company reduced its recorded net true-up regulatory asset, inclusive of carrying costs, to approximately $1.3 billion from approximately $1.7 billion at Dec. 31, 2005.  The ultimate amount of such charge and related cash flows will depend upon the final action of the Texas commission.  A full reconciliation of GAAP earnings to ongoing earnings for both the quarter and the year is included in tables at the end of this news release.

          “When you analyze the ongoing results from an extremely successful year for AEP, it becomes obvious that the utility-focused strategy we’ve implemented and the team in place to execute that strategy are directly responsible for the success,” said Michael G. Morris, AEP’s chairman, president and chief executive officer.  “For instance, weather was very favorable in 2005 for electric utilities operating in the regions we serve.  We can’t control the weather, but our strategy and the expertise of our people allow us – better than many others in our sector, in my opinion – to remain successful in favorable and unfavorable operating environments.

          “As weather conditions drove demand for electricity higher during 2005, our generation staff had our plants prepared to meet the demand from our utility customers, our fuel-procurement group ensured we acquired sufficient fuel at favorable prices to support the increase in generation, and our market-savvy commercial group sold any surplus energy into the wholesale markets at attractive prices,” Morris said.  “And when coal-delivery constraints were hurting operations and earnings at other utilities, our team had already used its expertise in coal markets and logistics to address the issue.

          “The story behind our success in 2005 goes well beyond favorable weather,” Morris said.  “The story is how our team executed our strategy, positioning the company to benefit from favorable conditions while minimizing the impact of negative conditions.”

EARNINGS GUIDANCE

          AEP’s ongoing earnings of $2.73 per share for 2005 were consistent with the company’s 2005 guidance range of $2.65 to $2.75 per share.

          AEP previously announced an ongoing guidance range for 2006 of between $2.50 and $2.70 per share. That guidance range remains unchanged, although the company has increased its capital expenditure projections for 2006 to $3.7 billion from the previously discussed $3.3 billion. The increase includes a combination of projects added for 2006 that are driven by below-budget capital expenditures in 2005 and projects moved to 2006 that were planned for later years.

          In providing ongoing earnings guidance, there could be differences between ongoing earnings and GAAP earnings for matters such as, but not limited to, divestitures or changes in accounting principles. AEP management is not able to estimate the impact, if any, on GAAP earnings of these items. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.

SUMMARY ONGOING RESULTS BY SEGMENT
$ in millions except EPS

	Q4 04	Q4 05	Variance	12 mo. 04	12 mo. 05	Variance

Utility Operations	202	109	(93)	1,049	1,091	42
Ongoing EPS	0.51	0.27	(0.24)	2.65	2.80	0.15
Investments	(7)	14	21	(54)	24	78
Ongoing EPS	(0.02)	0.04	0.06	(0.14)	0.06	0.20
Parent Company	(28)	(8)	20	(71)	(52)	19
Ongoing EPS	(0.07)	(0.02)	0.05	(0.18)	(0.13)	0.05

Ongoing Earnings	167	115	(52)	924	1,063	139
Ongoing EPS	0.42	0.29	(0.13)	2.33	2.73	0.40

EPS based on 396mm shares Q4 2004, 394mm in Q4 2005, 396mm in 12 mo. 2004 and 390mm in 12 mo. 2005

          Ongoing earnings from Utility Operations decreased by $93 million during the fourth quarter of 2005 compared with the fourth quarter of 2004.  Continued higher retail and wholesale sales were more than offset by higher operating and maintenance expenses than recorded in the same period in 2004.  Additionally, fourth-quarter 2004 earnings included $109 million in carrying costs on AEP’s stranded costs in Texas, representing all of 2004.  Those costs have been booked quarterly in 2005, with $7 million booked in fourth-quarter 2005.  The fourth quarter of 2004 also included earnings from Texas Central Company generation that was sold earlier this year.

          For the 12-month period ending December 2005 compared to the same period in 2004, AEP’s Utility Operations increased by $42 million because of higher retail and off-system sales, carrying costs recorded in 2005 at the Ohio Companies, and the receipt of a $70 million earnings-sharing payment in March of 2005 from Centrica.  These favorable year-over-year comparative results were somewhat offset by the impact of higher operating and maintenance expenses, higher fuel expense, and the sale of the generating assets in Texas.

          “We anticipated that O&M spending would be higher in the fourth quarter since the lower O&M spending in the first three quarters of the year was primarily related to the timing of projects,” Morris said.  “The O&M increase includes projects to maintain or improve the reliability of our distribution system, a prime focus of ours.

          “Two factors led to the higher fuel expenses for the year,” Morris said. “First, the price we paid for delivered coal was higher in 2005 than in 2004, a fact we had planned for and budgeted.  But we also generated more electricity from our fleet to meet demand in 2005 than in 2004, which means we had to buy more coal than in the prior year. This increased our overall fuel spend, but was more than offset by income from additional sales by our utilities and by increased off-system sales.”

            The improvement in Investments (Gas Segment and Other Investments) during the fourth quarter of 2005 compared to the fourth quarter of 2004 is primarily from higher operating results from AEP’s MEMCO barge operations that benefited from favorable freight rates.  For the 12-month period ending December 2005 compared to the same period in 2004, the improvement reflects the sale of AEP’s gas operations, which incurred losses in the prior-year period, and increased MEMCO results from higher freight rates.

          Parent Company is favorable by $20 million in the fourth quarter and favorable by $19 million in the full year of 2005 compared to the same periods of 2004 primarily because of a prior-year reserve for settlements with federal agencies regarding natural gas price reporting and storage.

ONGOING RESULTS FROM UTILITY OPERATIONS
$ in millions except EPS

	Q4 04	Q4 05	Variance	12 mo. 04	12 mo. 05	Variance

Regulated Integrated Utilities	688	679	(9)	3,003	2,990	(13)
Ohio Companies	464	514	50	1,959	2,053	94
Texas Wires	108	111	3	441	462	21
Texas Supply/REP	75	50	(25)	347	206	(141)
Off-System Sales	57	112	55	472	630	158
Other Wholesale Transactions	1	3	2	15	21	6
Transmission Revenue - 3rd Party	83	97	14	451	394	(57)
Other Operating Revenue	81	86	5	335	334	(1)

Total Gross Margin	1,557	1,652	95	7,023	7,090	67
Operations & Maintenance	(790)	(883)	(93)	(3,059)	(3,129)	(70)
Depreciation & Amortization	(316)	(322)	(6)	(1,256)	(1,285)	(29)
Taxes Other Than Income Taxes	(172)	(185)	(13)	(707)	(743)	(36)
Interest Expense & Preferred Dividend	(148)	(150)	(2)	(627)	(595)	32
Other Income & Deductions	131	30	(101)	166	267	101
Income Taxes	(60)	(33)	27	(491)	(514)	(23)

Total Utility Operations	202	109	(93)	1049	1091	42
Ongoing EPS	0.51	0.27	(0.24)	2.65	2.80	0.15

EPS based on 396mm shares Q4 2004, 394mm in Q4 2005, 396mm in 12 mo. 2004 and 390mm in 12 mo. 2005

          Retail Sales – AEP’s Regulated Integrated Utilities, Ohio Companies and Texas Wires benefited from the continued growth in the number of retail customers and in load, as well as from favorable weather in the fourth quarter and throughout most of the year of 2005 compared to 2004. As compared to normal for the fourth quarter, heating degree-days were 9 percent higher in AEP’s eastern territory.  As compared to the last year’s fourth quarter, heating degree-days were 24 percent higher in both the east and the west.  Cooling degree-days in the west were 16 percent higher than the same period last year.  Favorable weather, as compared to the prior year, contributed $21 million for the fourth quarter and $87 million for the 12-month period.

          Texas Supply – The $25-million decrease in the Texas Supply gross margin for the fourth quarter of 2005 compared to the same period in 2004 is primarily attributed to the May 2005 sale of AEP’s Texas Central Company’s 630-megawatt share of the South Texas Project nuclear plant. In comparing the 12-month period of 2005 to the same period in 2004, the decrease of $141 million reflects the entire year impact of the divestiture of most of the Texas generation assets, which occurred in mid-year of 2004.

          Off-System Sales – Gross margins from Off-System Sales for 2005 were $55 million higher in the fourth quarter of 2005 and $158 million higher for the entire year of 2005 as compared to the same periods in 2004 as a result of stronger wholesale prices.

          Transmission Revenues – Transmission Revenues for the fourth quarter of 2005 increased $14 million from the same period in 2004 because of higher ECAR transmission revenues. For the 12-month period of 2005 compared to 2004, the $57-million reduction in transmission revenues reflects the loss of through-and-out rates as a result of a change in Federal Energy Regulatory Commission tariffs in the later part of 2004, which were partially offset by the Seams Elimination Charge Adjustments, or SECA rates.

          Operations & Maintenance Expense – Operations & Maintenance expenses were higher by $93 million for the fourth quarter and $70 million for the 12 months of 2005 over the same periods in 2004, primarily because of increases from plant operations and outage maintenance and increased distribution and reliability expenses.

          Depreciation & Amortization – The increases in depreciation expense in the fourth quarter and 12 months of 2005 over the same periods in 2004 are primarily because of the increases in depreciable plant, mostly at plants in the east, and increases in amortization expense.

          Taxes, Other Than Income Taxes – Taxes, Other Than Income Taxes were higher in the fourth-quarter and 12-month periods of 2005 than the same periods in 2004 primarily because of higher property taxes from increases in tax rates and property values, and higher revenue taxes related to higher electricity sales in the current periods compared to the prior periods.

          Interest Expense & Preferred Dividends – The decrease for the 12 months of 2005 as compared to 2004 reflects lower expenses because of refinancing of higher coupon debt.

          Other Income & Deductions – Other Income & Deductions includes the accrual of carrying costs for the Ohio Companies’ environmental investments and regional transmission organization expenses incurred in 2004 and 2005, and the accrual of higher carrying costs on AEP’s stranded costs in Texas.  The fourth-quarter 2005 results are $101 million lower than those for the same period in 2004 because the fourth-quarter 2004 results included the entire year impact of the carrying costs on the stranded costs in Texas whereas those costs have been booked quarterly for 2005.  The 12-month period ending 2005 is $101 million higher than the same period of 2004 because of the receipt of the $70 million earnings-sharing payment received in March of 2005 from Centrica and the carrying costs for the Ohio Companies.

WEBCAST

          American Electric Power’s quarterly conference call with financial analysts will be broadcast live over the Internet at 11 a.m. EST today at http://www.aep.com/go/webcasts .  The webcast will include audio of the conference call as well as visuals of charts and graphics referred to by AEP management during the call.  The charts and graphics are also available for download at http://www.aep.com/go/webcasts .

          The call will be archived on http://www.aep.com/go/webcasts for use by those unable to listen during the live webcast.

          Minimum requirements to listen to broadcast:  The Windows Media Player software, free from http://windowsmedia.com/download, and at least a 56Kbps connection to the Internet.

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          American Electric Power is one of the largest electric utilities in the United States, delivering electricity to more than 5 million customers in 11 states.  AEP is the nation’s largest generator of electricity, owning more than 36,000 megawatts of generating capacity in the U.S.  AEP also owns the nation’s largest electricity transmission system, a nearly 39,000-mile network that includes more 765 kilovolt extra-high voltage transmission lines than all other U.S. transmission systems combined.  AEP’s utility units operate as AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana and east Texas).  American Electric Power, based in Columbus, Ohio, is celebrating its 100th anniversary in 2006.

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          AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission.  AEP’s management believes that the company’s ongoing earnings, or GAAP earnings adjusted for certain items as described in the news release and charts, provide a more meaningful representation of the company’s performance.  AEP uses ongoing earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results.  The company also uses ongoing earnings data internally to measure performance against budget and to report to AEP’s board of directors.

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This report made by AEP and certain of its subsidiaries contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934.  Although AEP and each of its registrant subsidiaries believe that their expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: electric load and customer growth; weather conditions, including storms; available sources and costs of, and transportation for, fuels and the creditworthiness of fuel suppliers and transporters; availability of generating capacity and the performance of AEP’s generating plants; the ability to recover regulatory assets and stranded costs in connection with deregulation; the ability to recover increases in fuel and other energy costs through regulated or competitive electric rates; new legislation, litigation and government regulation including requirements for reduced emissions of sulfur, nitrogen, mercury, carbon and other substances; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions (including rate or other recovery for new investments, transmission service and environmental compliance);resolution of litigation (including pending Clean Air Act enforcement actions and disputes arising from the bankruptcy of Enron Corp.); AEP’s ability to constrain its operation and maintenance costs; AEP’s ability to sell assets at acceptable prices and on other acceptable terms, including rights to share in earnings derived from the assets subsequent to their sale; the economic climate and growth in AEP’s service territory and changes in market demand and demographic patterns; inflationary and interest rate trends; AEP’s ability to develop and execute a strategy based on a view regarding prices of electricity, natural gas, and other energy-related commodities; changes in the creditworthiness of the counterparties with whom AEP has contractual arrangements, including participants in the energy trading market; changes in the financial markets, particularly those affecting the availability of capital and AEP’s ability to refinance existing debt at attractive rates; actions of rating agencies, including changes in the ratings of debt; volatility and changes in markets for electricity, natural gas, and other energy-related commodities; changes in utility regulation, including membership in regional transmission structures; accounting pronouncements periodically issued by accounting standard-setting bodies; the performance of AEP’s pension and other postretirement benefit plans; prices for power that AEP generates and sells at wholesale; changes in technology, particularly with respect to new, developing or alternative sources of generation, and other risks and unforeseen events, including wars, the effects of terrorism (including increased security costs), embargoes and other catastrophic events.

American Electric Power
 Financial Results for 4th Qtr Quarter 2005 Actual vs 4th Qtr Quarter 2004 Actual

		2004 Actual		2005 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	Regulated Integrated Utilities	688		679
2	Ohio Cos.	464		514
3	Texas Wires	108		111
4	Texas Supply / REP	75		50
5	Off-System Sales	57		112
6	Other Wholesale Transactions	1		3
7	Transmission Revenue - 3rd Party	83		97
8	Other Operating Revenue	81		86

9	Total Gross Margin	1,557		1,652
10	Operations & Maintenance	(790)		(883)
11	Depreciation & Amortization	(316)		(322)
12	Taxes Other than Income Taxes	(172)		(185)
13	Interest Exp & Preferred Dividend	(148)		(150)
14	Other Income & Deductions	131		30
15	Income Taxes	(60)		(33)

16	Net Earnings Utility Operations	202	0.51	109	0.27

	INVESTMENTS:
17	AEPES	8		(1)
18	Other	(15)		15

19	Total Investments	(7)	(0.02)	14	0.04

20	Parent Company	(28)	(0.07)	(8)	(0.02)

21	ON-GOING EARNINGS	167	0.42	115	0.29

Note:   For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for 4th Quarter 2005 Actual
Reconciliation of On-going and Reported Earnings

	2005 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)

On-going Earnings	109	14	(8)	115	0.29
Dispositions:
Gain on Sale of UK Generation True-up Adjustments	—	1	—	1	—
CSW Intl - SEEBOARD True-up Adjustments	—	(5)	—	(5)	(0.01)
CSW Intl - Tax Reserve Adjustments	—	3	—	3	0.01
Gain on Sale of ICE Shares	—	30	—	30	0.08
Adjustments to Prior Dispositions	—	(19)	—	(19)	(0.05)
Bajio Impairment	—	10	—	10	0.02
Other:
AEPTCC Stranded Costs	(261)	—	—	(261)	(0.66)
Severance	(5)	—	—	(5)	(0.01)

Accounting Changes:
Asset Retirement Obligations	(18)	—	—	(18)	(0.05)

Total Special Items	(284)	20	—	(264)	(0.67)

Reported Earnings	(175)	34	(8)	(149)	(0.38)

Financial Results for 4th Quarter 2004 Actual
 Reconciliation of On-going and Reported Earnings

	2004 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)

On-going Earnings	202	(7)	(28)	167	0.42
Dispositions:
Loss from sale of Jefferson Island Storage Hub	—	(1)	—	(1)	—
Communications - Sale & Reserve Adjustments	—	13	—	13	0.03
Impairment-Bajio	—	(8)	—	(8)	(0.02)
Southcoast Tax Adjustment	—	(4)	—	(4)	(0.01)
SEEBOARD Tax Adjustment	—	(2)	—	(2)	—
Other:
Texas Regulatory True-up	4	—	—	4	0.01
Discontinued Operations:
UK Discontinued Operations	—	35	—	35	0.09
LIG Discontinued Operations	—	(27)	—	(27)	(0.07)

Total Special Items	4	6	—	10	0.03

Reported Earnings	206	(1)	(28)	177	0.45

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

		3 Months Ended December 31,

		2004	2005	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential		10,601	11,388	7.4%
Commercial		8,964	9,401	4.9%
Industrial		13,257	13,584	2.5%
Miscellaneous		693	626	-9.7%

Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)		33,515	34,999	4.4%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR		263	111	-57.8%

Total Domestic Retail		33,778	35,110	3.9%

Wholesale - Domestic Electric (in millions of kWh): (b)		12,285	10,269	-16.4%
Texas Wires Delivery (in millions of kWh):		6,150	6,177	0.4%
EAST REGION WEATHER SUMMARY (in degree days):
Actual	- Heating (c)	959	1,190	24.1%
	- Cooling (d)	8	30	275.0%
Normal	- Heating (c)		1,093	8.9	% *
	- Cooling (d)		14	114.3	% *
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual	- Heating (c)	469	582	24.1%
	- Cooling (d)	139	161	15.8%
Normal	- Heating (c)		608	-4.3	% *
	- Cooling (d)		91	76.9	% *

* 2005 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees

American Electric Power
Financial Results for YTD December 2005 Actual vs YTD December 2004 Actual

		2004 Actual		2005 Actual

		($ millions)	EPS	($ millions)	EPS

	UTILITY OPERATIONS:
	Gross Margin:
1	Regulated Integrated Utilities	3,003		2,990
2	Ohio Cos.	1,959		2,053
3	Texas Wires	441		462
4	Texas Supply / REP	347		206
5	Off-System Sales	472		630
6	Other Wholesale Transactions	15		21
7	Transmission Revenue - 3rd Party	451		394
8	Other Operating Revenue	335		334

9	Total Gross Margin	7,023		7,090
10	Operations & Maintenance	(3,059)		(3,129)
11	Depreciation & Amortization	(1,256)		(1,285)
12	Taxes Other than Income Taxes	(707)		(743)
13	Interest Exp & Preferred Dividend	(627)		(595)
14	Other Income & Deductions	166		267
15	Income Taxes	(491)		(514)

16	Net Earnings Utility Operations	1,049	2.65	1,091	2.80

	INVESTMENTS:
17	AEPES	(33)		5
16	Other	(21)		19

17	Total Investments	(54)	(0.14)	24	0.06

18	Parent Company	(71)	(0.18)	(52)	(0.13)

19	ON-GOING EARNINGS	924	2.33	1,063	2.73

Note:  For analysis purposes, certain financial statement amounts have been reclassified for this effect on earnings presentation.

American Electric Power
Financial Results for YTD December 2005 Actual
Reconciliation of On-going and Reported Earnings

	2005 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)

On-going Earnings	1,091	24	(52)	1,063	2.73
Dispositions:
Gain on Sale of UK Generation True-up Adjustments	—	(2)	—	(2)	—
CSW Intl - SEEBOARD True-up Adjustments	—	24	—	24	0.06
CSW Intl - Tax Reserve Adjustments	—	3	—	3	0.01
Centrica Sharing from 2003	27	—	—	27	0.07
Gain on Sale of Pacific Hydro	—	32	—	32	0.08
Gain on Sale of ICE Shares	—	30	—	30	0.08
Adjustments to Prior Dispositions	—	(26)	—	(26)	(0.07)
Bajio Impairment	—	5	—	5	0.01
Other:
AEPTCC Stranded Costs	(279)	—	—	(279)	(0.72)
Severance	(18)	(1)	(1)	(20)	(0.05)
Conesville Units 1&2 Retirement	(25)	—	—	(25)	(0.06)
Accounting Changes:
Asset Retirement Obligations	(18)	—	—	(18)	(0.05)

Total Special Items	(313)	65	(1)	(249)	(0.64)

Reported Earnings	778	89	(53)	814	2.09

Financial Results for YTD December 2004 Actual
Reconciliation of On-going and Reported Earnings

	2004 Actual

	Utility	Invest.	Parent	Total	EPS

	($ millions)

On-going Earnings	1,049	(54)	(71)	924	2.33
Dispositions:
Gain from sale of Nanyang General Light Electric Co.	—	6	—	6	0.02
Gain from sale of IPP’s	—	64	—	64	0.16
Gain from sale of UK Generation	—	127	—	127	0.32
Gain from sale of Southcoast Power Ltd.	—	31	—	31	0.08
Loss from sale of Jefferson Island Storage Hub	—	(2)	—	(2)	(0.01)
Communications - Sale & Reserve Adjustments	—	13	—	13	0.03
Impairment-Bajio	—	(8)	—	(8)	(0.02)
Southcoast Tax Adjustment	—	(4)	—	(4)	(0.01)
SEEBOARD Tax Adjustment	—	(2)	—	(2)	—
Other:
Texas Regulatory True-up	4	—	—	4	0.01
Discontinued Operations:
UK Discontinued Operations	—	(37)	—	(37)	(0.09)
LIG Discontinued Operations	—	(27)	—	(27)	(0.07)

Total Special Items	4	161	—	165	0.42

Reported Earnings	1,053	107	(71)	1,089	2.75

American Electric Power
Summary of Selected Sales Data
For Domestic Operations
(Data based on preliminary, unaudited results)

		12 Months Ended December 31,

		2004	2005	Change

ENERGY & DELIVERY SUMMARY
Retail - Domestic Electric (in millions of kWh):
Residential		45,770	48,720	6.4%
Commercial		37,203	38,605	3.8%
Industrial		51,484	53,217	3.4%
Miscellaneous		3,099	2,593	-16.3%

Total Domestic Retail (Exclds AEP C&I, ME SWEPCo, & Tx POLR) (a)		137,556	143,135	4.1%
AEP C&I, Mutual Energy SWEPCo, & Tx POLR		1,065	615	-42.3%

Total Domestic Retail		138,621	143,750	3.7%

Wholesale - Domestic Electric (in millions of kWh): (b)		57,409	47,784	-16.8%
Texas Wires Delivery (in millions of kWh):		25,581	26,525	3.7%
EAST REGION WEATHER SUMMARY (in degree days):
Actual	- Heating (c)	2,992	3,130	4.6%
	- Cooling (d)	877	1,152	31.4%
Normal	- Heating (c)		3,088	1.4	% *
	- Cooling (d)		969	18.9	% *
PSO/SWEPCo WEATHER SUMMARY (in degree days):
Actual	- Heating (c)	1,382	1,377	-0.4%
	- Cooling (d)	2,006	2,386	18.9%
Normal	- Heating (c)		1,615	-14.7	% *
	- Cooling (d)		2,150	11.0	% *

* 2005 Actual vs. Normal

(a)	The energy summary represents load supplied by AEP. The AEP C&I load has been segregated to clarify the year-to-year comparison. Delivery of energy by Texas Wires supplied by others is not included.

(b)	Includes Off-System Sales, Texas Supply, Municipalities and Cooperatives, Unit Power, and Other Wholesale Customers.

(c)	Heating Degree Days temperature base is 55 degrees

(d)	Cooling Degree Days temperature base is 65 degrees